Exhibit 10.6

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

THIRD AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the “Amendment”) is made and entered into as of September 25, 2014 by and between SQUARE I BANK (“Bank”) and THE REALREAL, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement, dated as of September 19, 2013 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)

Bank and Borrower hereby agree that, effective as of the date of this Amendment, any cash secured credit cards issued by Bank for the benefit of Borrower shall be transferred to the Credit Card Services Non-Formula Revolving Line (as set forth in Section 2.l(d) of the Agreement as in effect immediately following the date of this Amendment).

2)

As of the date hereof, Borrower has not yet delivered its audited consolidated and consolidating fiscal year-end financial statements for the 2013 fiscal year (the “2013 Audited Financials”) to Bank as required pursuant to Section 6.2(a)(ii) of the Agreement, resulting in a violation of the Agreement (the “2013 Financials Violation”). In the Second Amendment to the Agreement, Bank extended the due date for Borrower to provide the 2013 Audited Financials to September 1, 2014. Bank hereby: (i) waives the 2013 Financials Violation; and (ii) further extends the due date for Borrower to provide Bank the 2013 Audited Financials until November I, 2014.

3)	Section 2.1(b)(ii) of the Agreement is hereby amended and restated, as follows:

(ii) Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a), and prior to the Interest Only End Date for the applicable Term Loan shall be payable monthly beginning on the 13th day of the month next following such Term Loan, and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Interest Only End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Interest Only End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Borrower may prepay any Term Loan without penalty or premium.

4)	A new Section 2.1(d) is hereby added to the Agreement, as follows:

(d) Usage of Credit Card Services Under the Credit Card Services Non-Formula Revolving Line.

(i) Usage Period. Subject to and upon the terms and conditions of this Agreement, at any time from the Third Amendment Effective Date through the Credit Card Services Non-Formula Revolving Maturity Date, Borrower may use Credit Card Services (as defined below).

(ii) Credit Card Services. Subject to and upon the terms and conditions of this Agreement, Borrower may request corporate credit card services (collectively, the “Credit Card Services”) from Bank. The aggregate amount of Credit Card Services outstanding at any time shall not exceed the Credit Card Services Non-Formula Revolving Line. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of applications and agreements for the Credit Card Service provided, each of which Borrower hereby agrees to execute.

(iii) Collateralization of Obligations Extending Beyond Maturity. If Borrower has not cash secured its obligations with respect to any Credit Card Services by the Credit Card Services Non-Formula Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Credit Card Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Credit Card Services are outstanding or continue.

5)	The following new defined terms are hereby added to Exhibit A to the Agreement, as follows:

“Credit Card Services Non-Formula Revolving Line” means a Credit Extension of up to $250,000.

“Credit Card Services Non-Formula Revolving Maturity Date” means September 25, 2015.

“Series D Financing Milestone” means Borrower’s receipt, after the Third Amendment Effective Date but on or before March 31, 2015, of at least $20,000,000 in net Cash proceeds from the sale or issuance of Borrower’s Series D equity securities to investors acceptable to Bank.

“Third Amendment Effective Date” means September 25, 2014.

6)	The following defined terms in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Credit Extension” means each Term Loan, Term Loan B, Credit Card Services provided under the Credit Card Services Non-Formula Revolving Line, or any other extension of credit, by Bank to or for the benefit of Borrower hereunder.

“Interest Only End Date” means the earlier to occur of: (i) March 31, 2015, or (ii) the date upon which Borrower achieves the Series D Financing Milestone.

“Term Loan Maturity Date” means September 30, 2017.

“Term Loan B Maturity Date” means September 30, 2017.

7)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

8)	Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the elate of this Amendment.

9)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

10)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Amendment, duly executed by Borrower;

(b)	an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)	a Third Warrant to Purchase Stock, duly executed by Borrower;

(d)	payment of a $[***] facility fee, which may be debited from any of borrower’s accounts;

(e)

payment for all Bank Expenses, including Bank’s expenses in the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

(f)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

THE REALREAL, INC.		SQUARE 1 BANK

By:	/s/ Matt Gustke	By:	/s/ Lan Zhu
Name:	Matt Gustke	Name:	Lan Zhu
Title:	CFO	Title:	Client Manager

Signature Page to Third Amendment to Loan and Security Agreement